RESTRICTED STOCK RIGHTS
ISSUED UNDER THE
Amended and Restated
RYDER SYSTEM, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

20XX TERMS AND CONDITIONS

The following terms and conditions apply to the Restricted Stock Rights (the “RSRs”) granted in 20XX by Ryder System, Inc. (the “Company”) under the Amended and Restated Ryder System, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Restricted Stock Rights Award Notification (the “Notification”) for the RSRs which references these terms and conditions. Certain terms of the RSRs, including the number of Shares underlying the RSRs, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the RSRs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.General. Each RSR represents the right to receive one Share on a future date, on the terms and conditions set forth herein, in the Notification and the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933 have been made available to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the RSRs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her RSRs and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the RSRs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.Delivery of Shares. Subject to Sections 3 and 4 below, the RSRs will vest pursuant to the vesting schedule set forth in the Notification, provided the Participant is, on the relevant vesting date, and has been from the date of grant of the RSRs to the relevant vesting date, continuously employed by the Company or one of its Subsidiaries. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

Upon vesting, the Shares subject to the vested RSRs will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator (the “Account”) and the Participant will receive notice of such transfer together with all relevant account details. Subject to Sections 3 and 4 below, the transfer will occur within 15 days after the vesting date set forth in the Notification.

3.Termination of RSRs; Forfeiture. The RSRs will be cancelled as described below.

(a)Resignation by the Participant or Termination by the Company or a Subsidiary: Except as otherwise provided in subsection (b) or (c) or Section 4 below, all outstanding RSRs will be forfeited and the Participant will not have any right to delivery of Shares that did not vest prior to such termination. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause, then the Company shall have the right to either (at the Company’s sole election): (1) reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 2 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash; or (2) obtain damages and injunctive relief for any violation or threatened violation of Section 3(d) below.

(b)Termination by Reason of Death or Disability: If the Participant’s employment terminates on account of the Participant’s death or the Participant becomes Disabled, any unvested RSRs shall become fully vested upon such death or Disability. The Shares subject to the vested RSRs will be transferred to the Account within 60 days following the date of such death or Disability.

(c)Termination by Reason of Retirement:

(i)If the Participant’s employment terminates on account of a Qualified Retirement and Section 4(c) below does not apply, then subject to Section 3(d), any unvested RSRs shall continue to vest pursuant to the vesting schedule set forth in the Notification as though the Participant remained continuously employed by the Company or its Subsidiaries through each applicable vesting date. The shares subject to the RSRs which vest on each applicable vesting date shall be transferred to the Account within 15 days following the applicable vesting date. Notwithstanding the foregoing, in the event that the Participant engages in Proscribed Activity during the Proscribed Period, in addition to the remedies described in Section 3(d) below, any unvested RSRs shall immediately cease vesting and upon the date of such violation, the Participant shall cease to have any further rights with respect to any unvested RSRs.

(ii)If the Participant’s employment terminates on account of Retirement which does not constitute a Qualified Retirement and Section 4(c) below does not apply, then upon such Retirement, a prorated portion of the RSRs shall vest. Such prorated portion shall be equal to the number of RSRs that would otherwise vest on the next vesting date, multiplied by a fraction (and rounded down to the nearest whole Share), (A) the numerator of which shall be the number of days that elapsed during the period (I) beginning on the most recent vesting date (or, if no vesting date has occurred since the date of grant of the RSRs, beginning on the date of grant), and (II) ending on the date of Retirement, and (B) the denominator of which shall be 365. A number of Shares equal to the prorated number of RSRs that so vest will be delivered to the Account on or within 15 days following the first vesting date which occurs after the date of the Participant’s Retirement.

(d)Proscribed Activity: Participant covenants not to engage in Proscribed Activity during the Proscribed Period. If, during the Proscribed Period but prior to a Change of Control, the Participant engages in or threatens to engage in a Proscribed Activity, then the Company shall have the right to enforce its rights to either (at the Company’s sole election): (1) reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 2 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash; or (2) obtain damages and injunctive relief to enforce the covenant not to engage in Proscribed Activity. In any action brought to enforce the covenant described in this Section, in addition to any other relief granted, the prevailing party shall be entitled to recover its reasonable costs of enforcement, including without limitation, costs and reasonable attorneys’ fees incurred therein. Participant acknowledges that the consideration for Participant’s agreement not to engage in the Proscribed Activity includes, in addition to the grant of RSRs, the Company’s continued employment of Participant, the Company providing Participant access to new and additional confidential and proprietary information, and continuation of vesting of RSRs and monetary consideration, if applicable, each of which Participant acknowledges to be good and valuable consideration. The Proscribed Period shall be tolled and suspended during such time as the Participant engages in Proscribed Activity and shall be deemed automatically extended by any period in which the Participant has engaged in such Proscribed Activity.

4.Change of Control. In the event of a Change of Control, the RSRs shall become payable as described in this Section 4, provided that the Committee may take such other actions with respect to the RSRs as it deems appropriate pursuant to Sections 7 and 8 of the Plan.

(a)Form of Payment: The Committee may determine that the outstanding RSRs will be (i) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (ii) payable in cash based on the Fair Market Value of the RSRs as of the date of the Change of Control.

(b)Continued Employment: If the Participant continues in employment with the Company or one of its Subsidiaries through each applicable vesting date following the Change of Control, the RSRs will vest pursuant to the vesting schedule set forth in the Notification.

(c)Termination by Reason of Death or Disability: If the Participant’s employment terminates on account of the Participant’s death or the Participant becomes Disabled following the Change of Control, any unvested RSRs shall become fully vested upon such death or Disability and shall be paid within 60 days following the date of such death or Disability.

(d)Termination without Cause, for Good Reason or on Account of Retirement following a Change of Control: If the Participant’s employment is terminated by the Company without Cause, the Participant terminates employment for Good Reason, or the Participant’s employment terminates on account of Retirement (regardless of whether such Retirement constitutes a Qualified Retirement), in each case, upon or within 24 months following a Change of Control and prior to the last vesting date set forth in the Notification, any unvested RSRs shall become fully vested upon such termination of employment and shall be paid within 60 days following the date of such termination, subject to Section 7.

(e)Termination without Cause Prior to a Change of Control: To the extent (i) the Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, (iii) the Change in Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code, and (iv) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market Value of a Share on the date of the Change of Control and the number of Shares to which the Participant would otherwise have been entitled if the Participant’s employment had continued until the date of the Change of Control and the Participant’s employment had been terminated as described in subsection (d) above as of such date. Such cash payment will be made in a lump sum within 60 days following the date on which the Change of Control occurs.

(f)Termination on Account of Retirement Prior to a Change of Control: To the extent that (i) the Participant’s employment terminated on account of Retirement (regardless of whether such Retirement constitutes a Qualified Retirement) prior to a Change of Control and (ii) the Change in Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code, then any RSRs which would have vested on the otherwise applicable vesting date in accordance with Section 3(c)(i) above and any outstanding RSRs which previously vested in accordance with Section 3(c)(ii) above will be paid in a lump sum within 60 days following the date on which the Change of Control occurs.

5.Rights as a Shareholder; Dividend Equivalent Rights. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the RSRs until such Shares are actually delivered to the Participant. If and when Shares are delivered to the Participant pursuant to Section 2, 3 or 4, as applicable, the Company will make a cash payment equal to the product of (i) the number of Shares delivered, and (ii) the aggregate dividends paid on a Share during the period from the date of grant of the award until the date the Shares are delivered.

6.U.S. Federal, State and Local Income Taxes. The Participant is solely responsible for the satisfaction of all taxes generally that may arise in connection with the RSRs. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the RSRs, including by withholding Shares otherwise issuable upon settlement of the RSRs an amount equal to the federal (including FICA), state and local income and payroll taxes required by law to be withheld with respect to the RSRs. The Company intends to satisfy this withholding obligation by reducing the number of Shares and/or cash that are to be delivered to the Participant under this Agreement in an amount sufficient to satisfy the withholding obligations due (based on the Fair Market Value of the Shares for the related RSRs). Notwithstanding the foregoing, the Company may satisfy any tax obligations it may have in any jurisdiction outside the U.S. in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.Section 409A. The RSRs are intended to comply with Section 409A of the Code or an exemption, and delivery of Shares and other payments pursuant to the RSRs may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. For the avoidance of doubt, in order for the Participant to be Disabled for purposes of Sections 3(b) and Section 4(c), the Participant must have incurred a “disability” within the meaning of Section 409A of the Code. The RSRs shall be administered consistent with Section 9.17 of the Plan.

8.Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the RSRs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The RSRs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.No Employment Right. Neither the grant of the RSRs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant RSRs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

10.No Assignment. A Participant’s rights and interest under the RSRs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the RSRs or the Award Documents.

11.Unfunded Plan. Any shares or other amounts owed under the RSRs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

12.Company Policies. The RSRs and any cash or Shares delivered pursuant to the RSRs shall be subject to all applicable clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented by the Company’s Board of Directors from time to time.

13.Injunctive Relief. Notwithstanding any prior agreement of the parties to arbitrate all disputes, claims or controversies between them, this Section 13 expressly supersedes such agreement to allow either the Company or the Participant to seek preliminary or temporary injunctive relief in a court of law related to any breach or enforcement of Section 3 (including interim or preliminary reformation of the covenants referenced in Section 3) to prevent irreparable harm pending resolution of all issues of final relief through arbitration.

14.Definitions.

(a)“Proscribed Activity” means any of the following to the extent permitted by applicable law:

(i)the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, to the extent such agreements are enforceable under applicable law;

(ii)the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)following the Participant’s termination of employment, the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

Notwithstanding the foregoing, nothing in these terms and conditions restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.

The Participant acknowledges and agrees that the consideration provided in the Plan to enforce Section 14 herein is fair and reasonable.

The Participant is hereby advised to consult with an attorney regarding the restrictive covenants set forth herein as consideration for the benefits received under this Plan.

If the Participant resides in California, subsection (iii) above shall not apply to the Participant and subsection (v) above shall apply to the Participant only to the extent that the Participant uses or discloses confidential information of the Company or any of its Subsidiaries in performing such Proscribed Activity and to the extent permitted by applicable law.

If the Participant provides services in Colorado, Illinois, Maine, or Oregon, the Participant shall have fourteen (14) calendar days to review and accept the terms and conditions herein before the restrictive covenants become effective.

If the Participant provides services in the District of Columbia, the Participant shall have fourteen (14) calendar days to review and accept the terms and conditions herein before the restrictive covenants become effective. The Participant is also hereby notified that the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that the Participant is a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

If the Participant provides services in Massachusetts, the Participant shall have ten (10) business days to review and accept the terms and conditions herein before the restrictive covenants become effective.

If the Participant provides services in Minnesota, subsection (iii) above shall not apply to the Participant.

If the Participant provides services in Nevada, subsection (v) above will not apply to the Participant if the Participant did not solicit the customer, and the customer voluntarily chose to leave and seek services from the Participant without any contact instigated by the Participant, provided that the Participant is otherwise complying with the terms of subsection (v) above.

If the Participant provides services in North Dakota, subsection (iii) and subsection (v) above shall not apply to the Participant.

If the Participant provides services in Oklahoma, subsection (iii) above shall not apply to the Participant, and subsection (v) above shall apply to the Participant only to the extent that the Participant engages in direct solicitation of established customers of the Company or any of its Subsidiaries.

(b)“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant or (C) in the case of extended vesting applicable to a Qualified Retirement, the last scheduled vesting date for the RSRs set forth in the Notification.

(c)“Qualified Retirement” means termination of employment on account of the Participant’s voluntary resignation upon or following attainment of age 55 and completion of five years of service, or upon or following attainment of age 65 without regard to years of service; provided that, (i) the Participant’s employment terminates at least six months following the date of grant of the RSRs; (ii) the Participant executes an agreement provided by the Company pursuant to which the Participant executes a general release in favor of the Company and executes a separate restrictive covenant agreement; and (iii) the Participant provides the Company with at least six months advance written notice of such voluntary resignation and does not cease providing services to the Company prior to the last day of such notice period. For purposes of the preceding clause (iii), if so determined by the Committee, the Participant may satisfy all or any portion of the applicable notice period by providing services to the Company as a consultant (rather than an employee) on such terms as determined by the Committee.

(d)“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 5 years of service, or upon or following attainment of age 65 without regard to years of service.

15.Other Benefits. No amount accrued or paid under the RSRs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.

Defend Trade Secrets Act Notice. Participants are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (b) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (c) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.